SELECT MEDICAL CORPORATION

4714 Gettysburg Road
Mechanicsburg, Pennsylvania 17055

February 18, 2021
Mr. Thomas P. Mullin
215 St. James Court
Mechanicsburg, PA 17050

Re: Agreement in the Event of a Change of Control of SMC

Dear Mr. Mullin:

The following will confirm the agreement of Select Medical Corporation, a Delaware corporation (the “Company”), with you concerning the consequences upon certain terminations of your employment in connection with a change in control of the Company.

In consideration of your future service to the Company and in consideration of the mutual covenants and agreements contained in this letter (this “Letter Agreement”), the Company and you hereby agree, intending to be legally bound hereby, as follows:

1. Payment Events.

(a) Post-Change of Control Termination. A “Post-Change of Control Termination” shall be deemed to occur if (i) within the five-year period immediately following a Change of Control (as defined below), (A) your employment with the Company is terminated by the Company without Cause (as defined below) or (B) you terminate your employment with the Company because there is a reduction, by the Company, in your compensation from that in effect immediately prior to such Change of Control, or (ii) within the six-month period immediately following a Change of Control, you terminate your employment with the Company for Good Reason (as defined below).

(b) Pre-Change of Control Termination. A “Pre-Change of Control Termination” shall be deemed to occur if within the six-month period preceding a Change of Control, your employment is terminated by the Company other than for Cause, and you reasonably demonstrate that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect such Change of Control.

2. Payment Amounts.
(a) Post-Change of Control Termination. If a Post-Change of Control Termination occurs, then (i) the Company agrees that (A) such termination is not a voluntary termination or a termination "for cause" as contemplated by any of the Company's or Select Medical Holdings Corporation’s (“Holdings”) stock option or other incentive plans and any stock option or other award agreements entered into between you and the Company or Holdings (including agreements that may be entered into in the future in connection with additional awards granted pursuant to any of the Company’s or Holdings’ plans) (the "Award Agreements") and (B) all unvested, unexercised stock options held by you which were granted to you by the Company or Holdings and are outstanding immediately prior to such Post-Change of Control Termination shall become fully vested and exercisable as of the date of such Post-Change of Control Termination and you will have the right to exercise, at any time prior to the earlier of three months after the date of such Post-Change of Control Termination or the expiration date of such options, all such options to purchase the Company’s or Holdings’ stock notwithstanding any contrary vesting schedule that may be contained in the applicable plan or Award Agreement and (ii) the Company shall pay to you, on the first business day of the seventh month following such Post-Change of Control Termination, in lieu of any other rights to cash compensation other than the payment of your salary for services performed before the date of termination and as a severance benefit, a lump-sum cash payment equal to your total base salary plus bonus compensation from the Company for the preceding three years (or, if you shall have been employed by the Company for less than three years at the time of such Post-Change of Control Termination, an amount equal to three times your average total annual cash compensation for base salary and bonus for your years of service to the Company).
(b) Pre-Change of Control Termination. If a Pre-Change of Control Termination occurs, then the Company shall pay to you, on the first business day of the seventh month following such Pre-Change of Control Termination, in lieu of any other rights to cash compensation other than the payment of your salary for services performed before the date of termination and as a severance benefit, a lump-sum cash payment equal to your total base salary plus bonus compensation from the Company for the preceding three years (or, if you shall have been employed by the Company for less than three years at the time of such termination, an amount equal to three times your average total annual cash compensation for base salary and bonus for your years of service to the Company). In addition, in the event that your employment with the Company is terminated by the Company without Cause (other than pursuant to Section 1(a)) then, notwithstanding any contrary vesting schedule that may be contained in any of the Company’s or Holdings’ stock option or other incentive plans or any Award Agreement, all unvested, unexercised stock options held by you immediately prior to such termination of employment which were granted to you by the Company or Holdings shall continue to be held by you, but shall cease to further vest except as specifically provided in this Section 2(b), as follows: if (i) a Change of Control does not occur during the six-month period immediately following such termination of employment, or the expiration date of any such options occurs prior to the occurrence of a Change of Control, such options shall be forfeited with no further compensation due to you or (ii) a Change of Control occurs during the six-month period immediately following such termination of employment and you reasonably demonstrate that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect such Change of Control, all such options that have not otherwise expired shall become vested and fully exercisable immediately prior to such Change of Control and you shall have the right to exercise such options at any time prior to the earlier of the date that is three months following such Change of Control or the expiration date of such options.

3. Definitions.

(a) Change of Control.

(i) A Change of Control shall mean:
(1) any person including a group, but excluding any stockholder of the Company or Holdings who immediately prior to the Public Offering beneficially owned 12% or more of the Company’s or Holdings’ outstanding shares, becomes the beneficial owner of shares of more than 50% of the total number of votes that may be cast for the election of directors of the Company or Holdings, as applicable;
(2) during any period of twelve consecutive months, beginning immediately after the effective date of the Public Offering, any person including a group, other than you or any group of which you are a party, increases their beneficial ownership of voting securities of the Company or Holdings by a number of voting securities of the Company or Holdings equal to at least 33% of the total number of votes that may be cast for the election of directors of the Company or Holdings, as applicable;
(3) during any period of twelve consecutive months, the individuals who served on the Board of Directors of the Company as of February 18, 2021 (the “Incumbent Directors”) or who served on the Board of Directors of Holdings (the “Holdings Board”) as of February 18, 2021 (the "Holdings Incumbent Directors") cease for any reason to constitute at least a majority of the Board of Directors of the Company or the Holdings Board, as applicable; provided, however, that any person who becomes a director subsequent to February 18, 2021, whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Directors or the Holdings Incumbent Directors, as applicable, shall for purposes of this clause (3) be considered an Incumbent Director or a Holdings Incumbent Director, as applicable;
(4) the consummation of a merger or consolidation of the Company or Holdings in which the stockholders of the Company or Holdings, as applicable, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, beneficially own, directly or indirectly, shares representing in the aggregate at least 50% of the combined voting power of the voting securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or
(5) during any period of twelve consecutive months, the Company or Holdings sells or otherwise disposes of all or substantially all of such entity’s assets (on a consolidated basis), other than a sale or disposition by the Company or Holdings of all or substantially all of such entity’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company or Holdings, as applicable, immediately prior to such sale or disposition.

(ii) For purposes of this Section 3(a), (A) the terms "person," "group," "beneficial owner," and "beneficially own" have the meanings set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (B) the term "Public Offering" shall mean the public offering of shares of common stock of Holdings in 2009, and (C) the term "voting securities" shall mean securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).

(b) Cause. For purposes of this Letter Agreement, “Cause” shall mean (i) your willful and continued failure to substantially perform your duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your engaging in willful or reckless misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) your conviction of a felony involving moral turpitude; provided that an act, or failure to act, on your part shall be considered “willful” or “reckless” only if done, or omitted to be done, by you not in good faith and without a reasonable belief that his action or omission was in the best interest of the Company. Your employment shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to you (i) reasonable notice setting forth the reasons for the Company’s intention to terminate your employment for Cause; (ii) an opportunity to cure any such breach during the 30-day period after your receipt of such notice; (iii) a reasonable opportunity, at any time during the 30-day period after your receipt of such notice, together with your counsel, to be heard before the Board of Directors; and (iv) a notice of termination stating that, in the good faith opinion of not less than a majority of the entire membership of the Board of Directors of the Company, you are guilty of the conduct set forth in any of clauses (i), (ii) or (iii) of the definition of Cause above.

(c) Good Reason. For purposes of this Letter Agreement, you shall have “Good Reason” to terminate your employment after a Change of Control if (i) you make a good faith determination that, as a result of such Change of Control, you are unable to perform your services effectively or there is any significant adverse change in your authority or responsibilities, as performed immediately prior to such Change of Control or (ii) the Company’s obligations under this Letter Agreement are not assumed by the acquiring entity or any of its affiliates in the event of a Change of Control described in Section 3(a)(i)(5).

4. Miscellaneous.

(a) The Company will require any purchaser of all or substantially all of the assets of the Company, by agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Letter Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Letter Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if a Covered Termination had occurred. As used in this Letter Agreement, “Company” shall mean the Company as hereinbefore defined and any purchaser of its assets as aforesaid which executed and delivers the agreement provided for herein.

(b) This Letter Agreement shall remain in effect for so long as you are employed by the Company. This Letter Agreement may not be modified or waived except in writing and agreed to by the Company and you. This Letter Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and shall inure to the benefit of your heirs.

(c) The Company represents that this Letter Agreement has been duly authorized and is binding on and enforceable against the Company. The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.

(d) As a condition to payment of any amount required under Section 1 hereof, you shall deliver to the Company a general release of liability of the Company and its officers and directors in a form reasonably satisfactory to the Company, such that such release is effective, with all revocation periods having expired unexercised, by no later than the (i) 60th day after such termination, in the event of a Post-Change of Control Termination and (ii) first business day of the seventh month following such termination, in the event of a Pre-Change of Control Termination.

(e) All payments made pursuant to this Letter Agreement shall be subject to withholding of applicable deductions and income and employment taxes.

(f) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails to the following addresses:

If to Employee:

Mr. Thomas P. Mullin
215 St. James Court
Mechanicsburg, PA 17050

If to the Company:

Select Medical Corporation
4714 Gettysburg Road
Mechanicsburg, PA 17055
Attention: General Counsel

(g) Notwithstanding any other provision of this Letter Agreement to the contrary, if you are a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Letter Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after your "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Letter Agreement shall not be paid (or commence) during the six- month period immediately following your separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to you in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following your separation from service or (ii) the 10th business day following your death. In addition, if your termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of your employment and which are subject to Code Section 409A shall not be paid until you have experienced a "separation from service" within the meaning of Code Section 409A. This Letter Agreement is intended to comply with Code

Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Letter Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.

5. Claims Procedure. Any claim for benefits under this Letter Agreement by you shall be made in writing and sent to the Company at its principal offices in Mechanicsburg, Pennsylvania, or such other place as the Company shall hereafter designate in writing. If you, or any beneficiary following your death (collectively, the “Claimant”), believes he has been denied any benefits or payments under this Letter Agreement, either in total or in an amount less than the full benefit or payment to which the Claimant would normally be entitled, the Company shall advise the Claimant in writing of the amount of the benefit, or payment, if any, and the specific reasons for the denial within thirty (30) days of the receipt of the Claimant’s claim. The Company shall also furnish the Claimant at that time with a written notice containing:

(a) A specific reference to pertinent provisions of this Letter Agreement;

(b) A description of any additional material or information necessary for the Claimant to perfect the claim if possible, and an explanation of why such material or information is needed; and

(c) An explanation of the claim review procedure set forth in this Section 5.

Within sixty (60) days of receipt of the information described above, the Claimant shall, if further review is desired, file a written request of reconsideration of the Company’s decision with the Appeal Committee. The Appeal Committee shall consist of those individuals who were serving as the Compensation Committee of the Board of Directors of the Company immediately prior to the Change of Control. The Appeal Committee shall select from its membership a chairperson and a secretary and may adopt such rules and procedures as it deems necessary to carry out its functions. In the event any individual is unable to serve on the Appeal Committee, then the chairperson of the Appeal Committee shall appoint a successor provided such successor must have been a member of the Board of Directors of the Company prior to the Change of Control (“Prior Board Member”). So long as the Claimant’s request for review is pending with the Appeal Committee (including such 60-day period), the Claimant, or his duly authorized representative, may review pertinent documents and may submit issues and comments in writing to the Appeal Committee. A final and binding decision shall be made by the Appeal Committee within thirty (30) days of the filing by the Claimant of the request for reconsideration. The Appeal Committee’s decision shall be conveyed to the Claimant in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of this Letter Agreement on which the decision is based. The Appeal Committee shall discharge its duties under this claims procedure in accordance with the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and in doing so, to the extent permitted by law, shall be indemnified and held harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with the Company) for or against all liability to which the Appeal Committee may be subjected by reason of any act done in good faith with respect to the adjudication of any claim under this Letter Agreement, including reasonable expenses. Notwithstanding anything to the contrary herein contained, the Claimant shall be entitled to submit his or her claim for determination to any court having competent jurisdiction regardless of whether he has first exercised his or her right to have the Company’s decision reconsidered by the Appeal Committee.

6. Entire Agreement. This writing represents the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto. This Letter Agreement may not be altered or amended except by an agreement in writing.

Please indicate your acceptance of the above agreement by signing below in the space indicated.
Very truly yours,

SELECT MEDICAL CORPORATION, a Delaware corporation

By: /s/ David S. Chernow
David S. Chernow,
President & Chief Executive Officer

Agreed to and accepted:

/s/ Thomas P. Mullin
Thomas P. Mullin